UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2009

Diligent Board Member Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53205	26-1189601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39 West 37 St. 8th Floor
New York, NY 10018
 (Address of principal executive offices) (Zip Code)

(212) 741-8181
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 17, 2009, the Board of Directors of Diligent Board Member Services, Inc. (the “Company”) has elected Steven Ruse as Executive Vice President and Chief Financial Officer (“CFO”).  Prior to his employment with the Company and since 2006, Mr. Ruse served as CFO for ING Private Wealth Management, LLC.  From 2005 to 2006, Mr. Ruse served as CFO of ING Financial Markets, LLC.  Prior to that, and since 1998, Mr. Ruse served as Controller for UBS Financial Services, Inc.  Mr. Ruse, age 44, replaces Hunter Cohen who is leaving the Company to launch a new business opportunity and has made himself available to the Company as a consultant.

The Company and Mr. Ruse have entered into an employment agreement whereby the Company will provide Mr. Ruse compensation of $210,000 annually and under which Mr. Ruse will be eligible to participate in the Company’s standard fringe benefit programs.  Additionally and subject to legal review, it is anticipated that Mr. Ruse will be granted options for 750,000 shares, exercisable in 250,000 share increments in 2010, 2011 and 2012, of the Company’s common stock par value $0.001 per share (“Common Stock”) under the Company’s 2007 Stock Option and Incentive Plan.

Other than arrangements or understandings with directors and officers of the Company acting solely in their capacity as such, there are no arrangements or understandings between Mr. Ruse and any other persons that name Mr. Ruse as an officer.  There are no familial relationships between Mr. Ruse and any other officer or director of the Company.  Since January 1, 2009, neither Mr. Ruse nor any immediate family member of Mr. Ruse has been a party to any transaction or currently proposed transaction in which the Company was or is a participant and the amount exceeds $120,000, and in which Mr. Ruse or any immediate family member had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DILIGENT BOARD MEMBER SERVICES, INC.

Date: August 20, 2009	By:	/s/ Robert Norton
Robert Norton
Executive Vice President and
General Counsel